EXHIBIT 1.A.5

                       VARIABLE INSURANCE ADDITIONS RIDER
                                    FORM TR10

                       VARIABLE INSURANCE ADDITIONS RIDER

                    The death benefit and cash values of the Variable Insurance Additions will vary over time according to the investment experience of the accounts in which the cash value is invested. Therefore, they may increase or decrease.

                    This Rider is attached to and made a part of the policy as of the Rider Date. Except as stated in the Rider, it is subject to all of the provisions contained in the policy.

POLICY NUMBER:      2000000

INSURED:            John Doe

RIDER DATE:         January 1, 1998


DEFINITIONS         CONVERSION DATE:  The Valuation Date on or next following
                    the Rider Date.

                    GENERAL ACCOUNT: The General Account supports all insurance and annuity obligations of Phoenix Home Life Mutual Insurance Company, and is made up of all of its general assets other than those allocated to any separate account.

                    MONTHLY CALCULATION DAY: The first Monthly Calculation Day is the Conversion Date. Subsequent Monthly Calculation Days are the Valuation Dates on or next following the same day of each month as the policy Date of Issue. If a month ends before reaching that day, the Monthly Calculation Day will be the Valuation Date on or next following the last day of the month.

                    PAID-UP ADDITIONS: Non-variable paid-up additions as described in the policy.

                    PROPORTIONATE: An allocation is Proportionate if the ratios of this Rider's Subaccount values to each other are the same before and after the allocation.

                    RIDER CASH VALUE: The cash value of the Variable Insurance Additions. It is the sum of this Rider's share in the value of each Subaccount of the Separate Account, and so will vary over time according to investment experience of those Subaccounts.

                    SEPARATE ACCOUNT: Phoenix Home Life Variable Universal Life Account.

                    SUBACCOUNTS: The accounts within our Separate Account which are made available for the allocation of assets under this Rider.

                    UNIT: A standard of measurement used to determine the share of this Rider in the value of each Subaccount of the Separate Account.


TR10                                            1
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                    VALUATION DATE: Every day the New York Stock Exchange is
                    open for trading and Phoenix Home Life Mutual Insurance Company is open for business.

                    VALUATION PERIOD: The period in days from the end of one Valuation Date through the next Valuation Date.

                    VARIABLE INSURANCE ADDITIONS: Units of variable insurance, as described in this Rider, that are in addition to the insurance under the basic policy. Their death benefit and cash value will vary over time according to the investment experience of the Subaccounts in which the Rider Cash Value is invested.

                    WE, US, OUR: Phoenix Home Life Mutual Insurance Company.

                    YOU, YOUR: The owner of the policy.

THE PURCHASE OF     On the Conversion Date, any Paid-up Additions under the
VARIABLE INSURANCE  policy will be terminated, and their cash value applied to
ADDITIONS           purchase Variable Insurance Additions. After the Conversion
                    Date, any annual dividends apportioned to your policy will be applied to purchase additional Variable Insurance
                    Additions. Such annual dividends do not include dividends on any Paid-up Additions.

SUBACCOUNT
ALLOCATION          Any amount applied to purchase Variable Insurance Additions will be allocated to the Subaccounts of the Separate Account according to the asset allocation schedule in Your election form, or as last changed by You. You may change the allocation schedule by telephone or by written notice to Us.
                    Descriptions of the Subaccounts are included in the prospectus for this Rider.

                    The number of Units credited to each Subaccount of the Separate Account will be determined by dividing the portion of the dollar amount allocated to that Subaccount by the unit value of that Subaccount on the date the allocation is made.

DEATH BENEFIT       The Variable Insurance Additions Death Benefit at any time is the amount of death benefit provided by the Rider Cash
                    Value when applied as a net single premium. The net single premium is based on the attained age and sex of the insured, and on the interest rate and mortality table stated in the policy's Basis of Calculations section.

                    Upon receipt of due proof of death of the insured while this Rider is in effect, We will pay the Variable Insurance Additions Death Benefit according to the terms of the policy.

SURRENDER BENEFIT   You may liquidate all or a portion of Your policy's Variable
                    Insurance Additions at any time. Upon Our receipt of Your written request, We will pay You the Rider Cash Value, or such portion thereof, in cash. If You liquidate all Variable
                    Insurance Additions, this Rider will terminate.

TR10                                            2

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MONTHLY DEDUCTIONS  An insurance charge will be deducted on each Monthly
                    Calculation Day from the Rider Cash Value by reducing the number of Units of each Subaccount of the Separate Account. The allocation of the charge to the Subaccounts will be Proportionate. The number of Units deducted will equal the applicable charge divided by the Subaccount unit value on the Monthly Calculation Day.

                    Upon Your request, We will take monthly deductions from only certain specified Subaccounts. The charge will then be allocated on a Proportionate basis among those Subaccounts only. We will follow the instructions in Your election form, or as last changed by You. Changes will only apply to future charges. In the event that Your value in the specified Subaccounts is insufficient, the remaining deduction will be taken on a Proportionate basis from the other Subaccounts.

                    Each monthly deduction will pay for the cost of insurance from that Monthly Calculation Day up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for that policy month multiplied by the result of:

                    (a) the Variable Insurance Additions Death Benefit on the
                        Monthly Calculation Day; minus,

                    (b) the Rider Cash Value on the Monthly Calculation Day.

                    The cost of insurance rate for the current month is based on the insured's attained age, sex and risk classification. The current cost of insurance rates We use to compute the monthly insurance charge will not exceed the rates given in the Table of Guaranteed Maximum Cost of Insurance Rates attached to this Rider. Any change we make in the current cost of insurance rates will be uniform by class and based on our future mortality, expense and lapse expectations. The declared cost of insurance rates for an insured will not be affected by a change in the insured's health or occupation.

LOAN VALUE          Unlike Paid-Up Additions, Variable Insurance Additions may
                    not be assigned as collateral for policy loans. The Rider
                    Cash Value is not directly includable in the loan value of the policy. However, when an increase in the maximum loan value of the policy is needed to process the full amount of a policy loan request or to secure indebtedness under the policy, Paid-Up Additions, having cash value includable in the policy's loan value, will be purchased through the automatic release and surrender of a portion of Your
                    Variable Insurance Additions to the extent needed for the resultant cash value of the Paid-Up Additions to sufficiently increase the policy's maximum loan value. This automatic release and surrender of a portion of Your
                    Variable Insurance Additions to increase the policy's maximum loan value will not apply to automatic premium loans under the policy.

                    Variable Insurance Additions terminated due to a release and surrender to increase the policy's maximum loan value through the purchase of Paid-Up Additions may not later be restored either directly or through loan repayment.

TR10                                            3

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THE SEPARATE
ACCOUNT The Separate Account has been established by Us as a separate account pursuant to New York law and is registered as a unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to Our other income, gains or losses. We own the Separate Account assets and keep them separate from Our General Account. Separate Account assets will be valued on each Valuation Date. The portion of the Separate Account equal to reserves and liabilities for policies or riders supported by the Separate Account will not be charged with any liabilities arising out of Our other business. We reserve the right to use assets of the Separate Account in excess of these reserves and liabilities for any purpose.

SEPARATE ACCOUNT    The Separate Account has several Subaccounts as described in
SUBACCOUNTS         the Prospectus for this Rider. We may add and delete
                    Subaccounts subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered. We use the assets of the Separate Account to buy shares of the underlying funds described in the Prospectus according to Your allocation instructions. The funds are registered under the 1940 Act as open-end diversified investment management companies. The funds have separate portfolios that correspond to the Subaccounts of the Separate Account. Assets of each such Subaccount are invested in shares of the corresponding portfolio.

                    A portfolio of a fund may make a material change in its investment policy. If that occurs, You will be notified of the change. In addition, no change will be made in the investment policy of any of the Subaccounts of the Separate Account without approval of the appropriate insurance supervisory official of Our domiciliary state of New York. The process for making such changes is on file with the insurance supervisory official of the state where the Rider is delivered. If, in Our judgment, a portfolio of the fund becomes unsuitable for investment by a Subaccount of the Separate Account for any reason, We may substitute shares of another portfolio of the fund or shares of another fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.

VOTING RIGHTS       Although We are the legal owner of the fund shares, We will vote the shares at regular and special meetings of the shareholders of the fund in accordance with instructions received from You and the other owners of the policies and riders. Any shares held by Us will be voted in the same proportion as voted by You and the other owners of the policies and riders. However, we reserve the right to vote the shares of the fund without direction from You if there is a change in the law which would permit this to be done.

TR10                                            4

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SHARE OF
SEPARATE ACCOUNT
SUBACCOUNT VALUES   The share of this Rider in the value of each Subaccount of the Separate Account on a Valuation Date is the unit value of that Subaccount on that date multiplied by the number of this Rider's Units in that Subaccount after all transactions for the Valuation Period ending on that day have been processed. For any day which does not fall on a Valuation
                    Date, the share of this Rider in the value of each Subaccount is determined using the number of Units on that day after all transactions for that day have been processed and the Unit Values on the next Valuation Date.

UNIT VALUE          The Unit Value of each Subaccount of the Separate Account
                    was set by Us on the first Valuation Date of each such Subaccount. The Unit Value on any other Valuation Date is determined by multiplying the Unit Value on the just prior
                    Valuation Date by the Net Investment Factor for the then current Valuation Period. The Unit Value on a day other than a Valuation Date is the Unit Value on the next Valuation
                    Date. The Unit Value on a Valuation Date is determined at the end of that day.

NET INVESTMENT
FACTOR The Net Investment Factor for each Subaccount of the Separate Account is determined by the investment performance of the assets held by the Subaccount during the valuation period. Each valuation will follow applicable law and accepted procedures. The Net Investment Factor is determined by dividing the sum of items (A) and (B) by item (C), and then subtracting item (D).

                    (A) The value of the assets in the Subaccount on the current
                        Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current Valuation Period.

                    (B) The amount of any dividend (or, if applicable, any
                        capital gain distribution) received by the Subaccount if the "ex-dividend" date for shares of the fund occurs during the current Valuation Period.

                    (C) The value of the assets in the Subaccount as of the just prior Valuation Date including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the Valuation Period ending on that date.

                    (D) The number of days in the current Valuation Period
                        multiplied by the sum of (1) the daily mortality and expense risk charge equal to .0000137 (based on an annual rate of 0.50%); and (2) the charge, currently zero, for taxes and reserves for taxes on investment income and realized and unrealized capital gains, if any such tax should be imposed in the future.

TRANSFERS           You may transfer all or a portion of this Rider's cash value among one or more of the Subaccounts of the Separate
                    Account. We reserve the right to limit the number of transfers You may make. However, You can make up to six transfers per contract year.

TR10                                            5

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TRANSACTION RULES   Requests for transactions will usually be processed within 7 days after We receive the written request. However, We may, at Our discretion, postpone any transfers or surrenders of Variable Insurance Additions for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.

ANNUAL REPORT       We will annually send You a report for this Rider that will show:

                    [bullet] the then current Rider Cash Value and the Variable
                             Insurance Additions Death Benefit;

                    [bullet] the amounts applied to purchase Variable Insurance
                             Additions, and any Variable Insurance Additions surrendered since the last report;

                    [bullet] an account of the change in Rider Cash Value since the last report; and

                    [bullet] such additional information as required by
                             applicable law of regulation.

TERMINATION OF
THIS RIDER          This Rider, and any Variable Insurance Additions provided
                    under this Rider, will terminate upon the earliest of any of the events listed below:

                    (a) policy surrender, at which time We will pay You the
                        Rider Cash Value;

                    (b) policy lapse, at which time the Rider Cash Value will be added to the lapse value to provide insurance under a lapse option;

                    (c) full surrender of existing Variable Insurance Additions, at which time We will pay You the Rider Cash Value;

                    (d) Our receipt of a written request from You to cancel this
                        Rider, at which time We will apply the Rider Cash Value to purchase Paid-Up Additions;

                    (e) Our decision to terminate all Variable Insurance
                        Additions (for example, because of an insufficient volume on a company-wide basis for Us to reasonably continue the option), at which time We will apply Your Rider Cash Value to purchase Paid-Up Additions.


                           Phoenix Home Life Mutual Insurance Company

                                        /s/ Dona D. Young

                                            Secretary

TR10                                            6

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               GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES

                                BASED ON 1980 CSO

      Age            Male                 Female                        Age            Male                 Female
      ---            ----                 ------                        ---            ----                 ------
        0          0.0003483             0.0002408                       50          0.0005592             0.0004133
        1          0.0000892             0.0000725                       51          0.0006083             0.0004425
        2          0.0000825             0.0000675                       52          0.0006633             0.0004750
        3          0.0000817             0.0000658                       53          0.0007258             0.0005125
        4          0.0000792             0.0000642                       54          0.0007967             0.0005508
        5          0.0000750             0.0000633                       55          0.0008725             0.0005908
        6          0.0000717             0.0000608                       56          0.0009550             0.0006308
        7          0.0000667             0.0000600                       57          0.0010408             0.0006692
        8          0.0000633             0.0000583                       58          0.0011325             0.0007058
        9          0.0000617             0.0000575                       59          0.0012308             0.0007450
       10          0.0000608             0.0000567                       60          0.0013400             0.0007892
       11          0.0000642             0.0000575                       61          0.0014617             0.0008442
       12          0.0000708             0.0000600                       62          0.0015992             0.0009133
       13          0.0000825             0.0000625                       63          0.0017550             0.0010017
       14          0.0000958             0.0000667                       64          0.0019283             0.0011042
       15          0.0001108             0.0000708                       65          0.0021183             0.0012158
       16          0.0001258             0.0000750                       66          0.0023208             0.0013333
       17          0.0001392             0.0000792                       67          0.0025367             0.0014525
       18          0.0001483             0.0000817                       68          0.0027658             0.0015700
       19          0.0001550             0.0000850                       69          0.0030142             0.0016967
       20          0.0001583             0.0000875                       70          0.0032925             0.0018425
       21          0.0001592             0.0000892                       71          0.0036083             0.0020192
       22          0.0001575             0.0000908                       72          0.0039708             0.0022392
       23          0.0001550             0.0000925                       73          0.0043867             0.0025092
       24          0.0001517             0.0000950                       74          0.0048492             0.0028275
       25          0.0001475             0.0000967                       75          0.0053492             0.0031867
       26          0.0001442             0.0000992                       76          0.0058775             0.0035808
       27          0.0001425             0.0001017                       77          0.0064267             0.0040033
       28          0.0001417             0.0001050                       78          0.0069917             0.0044542
       29          0.0001425             0.0001083                       79          0.0075875             0.0049458
       30          0.0001442             0.0001125                       80          0.0082367             0.0054992
       31          0.0001483             0.0001167                       81          0.0089567             0.0061333
       32          0.0001525             0.0001208                       82          0.0097708             0.0068667
       33          0.0001592             0.0001250                       83          0.0106883             0.0077108
       34          0.0001667             0.0001317                       84          0.0116875             0.0086508
       35          0.0001758             0.0001375                       85          0.0127458             0.0096750
       36          0.0001867             0.0001467                       86          0.0138408             0.0107742
       37          0.0002000             0.0001575                       87          0.0149625             0.0119433
       38          0.0002150             0.0001700                       88          0.0161058             0.0131817
       39          0.0002325             0.0001850                       89          0.0172742             0.0144950
       40          0.0002517             0.0002017                       90          0.0184808             0.0158958
       41          0.0002742             0.0002200                       91          0.0197483             0.0174058
       42          0.0002967             0.0002392                       92          0.0211208             0.0190675
       43          0.0003225             0.0002575                       93          0.0226758             0.0209592
       44          0.0003492             0.0002767                       94          0.0246583             0.0232758
       45          0.0003792             0.0002967                       95          0.0274967             0.0264433
       46          0.0004100             0.0003167                       96          0.0320458             0.0313117
       47          0.0004433             0.0003375                       97          0.0400167             0.0395808
       48          0.0004783             0.0003608                       98          0.0548317             0.0546542
       49          0.0005175             0.0003858                       99          0.0833333             0.0833333


TR10